Exhibit 32.1
THE MACERICH COMPANY (The Company)
WRITTEN STATEMENT PURSUANT TO 18 U.S.C. SECTION 1350
The undersigned, Arthur M. Coppola and Thomas E. O'Hern, the Chief Executive Officer and Chief Financial Officer, respectively, of The Macerich Company (the "Company"), pursuant to 18 U.S.C. §1350, each hereby certify that, to the best of his knowledge:

(i)
the Annual Report on Form 10-K for the year ended December 31, 2013 of the Company (the "Report") fully complies with the requirements of Section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 21, 2014	/s/ ARTHUR M. COPPOLA
Arthur M. Coppola Chairman and Chief Executive Officer
/s/ THOMAS E. O'HERN
Thomas E. O'Hern Senior Executive Vice President and Chief Financial Officer